Provisional Translation

Officer Agreement
Aflac Life Insurance Japan Ltd. (hereinafter referred to as "Aflac Japan"), Masatoshi Koide (hereinafter referred to as "Mr. Koide"), and Aflac Holdings LLC (hereinafter referred to as "AHLLC") agree as follows.
Article 1 (Officer Agreement)
1. This Agreement (hereinafter referred to as this "Agreement") is newly entered into by and between Aflac Japan and Mr. Koide by identifying the position of President within Aflac Japan (hereinafter referred to as the "Officer") as set forth in the following provisions.
2. Aflac Japan and Mr. Koide acknowledge that this Agreement is not an employment agreement but a delegation agreement.
3. Mr. Koide acknowledges that he has an obligation to comply with all the duties prescribed in this Agreement, the Officers Regulations of Aflac Japan (Shikko Yakuin Kitei, hereinafter referred to as the "Officers Regulations"), the Procedures for Treatment of Officers of Aflac Japan (Yakuin Shogu Yoryo, hereinafter referred to as the "Procedures for Treatment of Officers", together with the Officers Regulations collectively referred to as the Officers Regulations, etc.) and other rules and regulations of Aflac Japan. Mr. Koide fully recognizes work performance skills and business objectives required by Aflac Japan under this Agreement and acknowledges that he has an obligation to exercise such work performance skills and fulfill the business objectives. Mr. Koide agrees that, in case he cannot fulfill the foregoing duties, it is inevitable that Aflac Japan terminates this Agreement.
Article 2 (Incorporation of the Officers Regulations, etc., Supersession by the Letter and this Agreement)
1. Details of this Agreement shall be as prescribed in this Agreement and the Officers Regulations, etc. that form a part of this Agreement and are effective during the term of this Agreement.
2. If there is any conflict or inconsistency between the relevant documents, terms of this Agreement shall supersede terms of the Officers Regulations, etc.
3. If there is any conflict or inconsistency between the relevant documents, terms of "Letter of Understanding" entered by and between Aflac Incorporated and Mr. Koide as of April 26, 2017 shall supersede terms of this Agreement and the Officers Regulations, etc.
Article 3 (Term of Agreement)
1. The term of this Agreement shall be from January 1, 2020(including the said date) to December 31, 2020 (including the said date).
2. Renewal of this Agreement shall be as prescribed in the Officers Regulations.
Article 4 (Compensation, Special Bonus and Retirement Benefit)
1. Mr. Koide’s compensations shall be determined on an annual basis and his compensation during the term of this Agreement shall be 52,000,000 yen.
2. Payment method of compensations and retirement benefits shall be as prescribed in the Procedures for Treatment of Officers.
3. Special bonuses to Mr. Koide shall be as prescribed in the Procedures for Treatment of Officers.
4. Mr. Koide acknowledges that he retired as Vice President of American Family Life Assurance Company of Columbus on March 31, 2006 and received the retirement benefit prescribed below (hereinafter referred to as the retirement benefit paid). WhenAflac Japan provides retirement benefit to Mr. Koide, the amount calculated by subtracting the retirement benefit paid from the retirement benefit prescribed in the Procedures for Treatment of Officers shall be paid.
Retirement benefit paid: 40,800,000 yen

Provisional Translation

Article 5 (Non-Compete Obligations)
1. In consideration of his duties, status and treatment as President,Mr. Koide agrees not to engage in such Competitive Actions against Aflac Japan as specified below in relation to such Competitors as specified below without a written consent by Aflac Japan during his terms of office as President as well as for one year after the termination of this Agreement.
(1) Competitors
The "Competitors" means companies that fall under the category of any of the followings:
(a) Life insurance company of which any of the following index is ranked in top 5 (top 6 if Aflac Japan is ranked in top 5) of all life insurance companies at either of the two consecutive year-end book-closings in March immediately prior to the termination date of this Agreement;
•Number of new policies on cancer insurance, medical insurance or individual insurance in whole
•Number of policies in force on cancer insurance, medical insurance or individual insurance in whole
•Number of agencies
(b) Life insurance companies or non-life insurance companies mainly selling cancer insurance or medical insurance in Japan;
(c) Life insurance companies or non-life insurance companies who have launched any new product with respect to cancer insurance or medical insurance in Japan within two years immediately prior to the termination date of this Agreement or those in preparation for selling new products with respect to cancer insurance or medical insurance in Japan at the time of the termination of this Agreement;
(d) Any related companies that substantially control any company that falls into the categories (a) through (c); or
(e) Life insurance companies or non-life insurance companies engaging in agency service of a company that falls into categories (a) through (c).
(2) Competitive Actions
"Competitive Actions" means to engage in works of the Competitor(s) or support, help or consult with the Competitor(s) by engaging in any of the following acts:
(a) To become an officer (including operating officer) of the Competitor(s);
(b) To execute an employment agreement with the Competitor(s);
(c) To execute a consulting agreement, advisory agreement or any agreement other than employment agreement (whether it is continuous or not) with the Competitor(s); or
(d) To engage in any works of the Competitor(s) under any name or status including temporary staffing, contract for work, commission, secondment, etc.
2. Mr. Koide acknowledges and confirms that the consideration for fulfilling the obligation not to compete prescribed in Paragraph 1 above is included in the treatment (including any and all of compensations, special bonuses, retirement benefit, restricted stocks and others) Aflac Japan provides to him.
3. In the event that Mr. Koide is in violation of the provisions of Paragraph 1 above, Aflac Japan may file claim for damage, demand an injunction of any competitive work, or file other necessary legal claim.
Article 6 (Contact with Agencies, etc.)
In light of the responsibilities, status and treatment as an Officer, Mr. Koide agrees not to contact directly or indirectly any officer, employee, agency or group of Aflac Japan, or related parties thereof for the business engaged by any business operator which conducts a business that is the same as or similar to that of Aflac Japan (including competitors, etc. stipulated in the preceding Article) for one (1) year after the expiry of the Officers Agreement.

Provisional Translation

Article 7 (Dismissal)
Aflac Japan may terminate this Agreement in the event there is a reason that Mr. Koide falls into any of reasons for termination prescribed in the Officers Regulations.
Article 8 (Jurisdictional Court and Governing Law)
1. In relation to any dispute attributable to this Agreement, the Tokyo District (Summary) Court shall be the exclusive jurisdiction court of its first instance.
2. Execution, validity, interpretation and performance of this Agreement shall be governed by the laws of Japan.
Article 9 (Approval of All Shareholders)
1. AHLLC, as the sole shareholder of Aflac Japan, agrees to the terms and conditions of this Agreement and that Mr. Koide shall represent Aflac Japan in concluding this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate by placing their signatures and seals hereon, upon verification and confirmation of Mr. Koide with regard to the contents of the Officers Regulations, etc., each party retains one copy thereof.

Aflac Japan:
Shinjuku Mitsui Building 2-1-1, Nishishinjuku, Shinjuku-ku, Tokyo
American Life Insurance Japan Ltd.

President and Representative Director Masatoshi Koide (seal)

Mr. Koide: (Address)
(Name)
AHLLC:
1932 Wynnton Road, Columbus, Georgia 31999
Aflac Holdings LLC

/s/ Daniel P. Amos
President Daniel P. Amos